Exhibit 10.38

Execution Version

INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT (this “Agreement”), is made as of May 24, 2019 (the “Effective Date”), by and between Hercules Capital, Inc., a Maryland corporation, in its capacity as collateral/administrative agent for the Senior Lenders (as hereinafter defined), (together with its successors and assigns in such capacity, “Senior Creditor”), the Intra-Group Lenders from time to time party hereto, the Intra-Group Debtors from time to time party hereto, and NovaQuest Co-Investment Fund VIII, L.P.. a Delaware limited partnership, in its capacity as collateral/administrative agent for the Subordinated Lenders (as hereinafter defined) (together with its successors and assigns in such capacity, “Subordinated Creditor”). Capitalized terms used but not otherwise defined herein shall have the meanings given them in Section 1 below.

RECITALS

A. Dermavant Sciences Ltd., an exempted company incorporated and organized under the laws of Bermuda (“Company”), Dermavant Holdings Limited, a private limited company incorporated under the laws of England and Wales (“Dermavant England”), Dermavant Sciences GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated and organized under the laws of Switzerland (“Dermavant Switzerland”) and any other borrower party thereto from time to time (together with Company, Dermavant England and Dermavant Switzerland, individually and collectively, “Borrower”), is indebted to the Senior Lenders referred to below pursuant to that certain Loan and Security Agreement by and among the Borrower, as borrower, Dermavant Sciences, Inc., a Delaware corporation and the other guarantors from time to time party thereto (each a “Guarantor” and collectively, the “Guarantors” and together with the Borrower, individually, a “Loan Party” and collectively, the “Loan Parties”), the lenders from time to time party thereto and their successors and assigns (the “Senior Lenders”), and Senior Creditor, dated as of May 24, 2019 (as amended, modified, restated, refinanced, replaced or supplemented from time to time, the “Senior Creditor Agreement”). The funds advanced to or owed by Borrower under the Senior Creditor Agreement shall be referred to collectively herein as the “Senior Loans.” To secure the Senior Debt, each Loan Party granted to Senior Creditor a security interest in substantially all of its personal property assets.

B. Dermavant Switzerland, the Subordinated Creditor and the lenders from time to time party thereto (the “Subordinated Lenders”) are parties to that certain Funding Agreement dated as of July 10, 2018 (as amended, modified, restated, refinanced, replaced or supplemented from time to time, the “Subordinated Debt Agreement”). The funds advanced to or owed by Dermavant Switzerland under the Subordinated Debt Agreement shall be referred to collectively herein as the “Subordinated Loans.” To secure the Subordinated Debt, Dermavant Switzerland has granted to Subordinated Creditor a security interest in certain of its personal property assets as more fully described in the Subordinated Debt Agreement.

C. Subordinated Creditor and Company desire to obtain Senior Creditor’s consent to the Subordinated Debt Documents, and Subordinated Creditor and Senior Creditor desire to agree to and to set forth their respective rights, priorities and interests governing their respective relationships with the Loan Parties and the collateral for the loans granted or indebtedness issued pursuant to the Subordinated Debt Documents and the Senior Loan Documents at all times on and after the Effective Date.

AGREEMENT

NOW, THEREFORE, in consideration of Company and Subordinated Creditor entering into the Subordinated Debt Documents, Subordinated Creditor and Senior Creditor hereby agree as follows:

1.	DEFINITIONS

As used herein, the following terms shall have the following meanings:

“Claimholders” means collectively, the Senior Lenders, the Senior Creditor, the Subordinated Lenders and the Subordinated Creditor.

“Collateral” means, at any time, all of the assets and property of any Loan Party, in which both the holders of Senior Debt and the holders of Subordinated Debt hold, purport to hold or are required to hold, a security interest at such time to secure the Senior Debt and the Subordinated Debt.

“Collateral Enforcement Action” means any action to:

(a) foreclose, execute, levy, or collect on, take possession or control of, sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise dispose of (whether publicly or privately), Collateral or otherwise exercise or enforce remedial rights with respect to Collateral under the Debt Documents (including by way of setoff, recoupment, notification of a public or private sale or other disposition pursuant to the UCC or other applicable law, notification to account debtors, notification to depositary banks under deposit account control agreements, exercise of rights under any collateral assignment agreement or exercise of rights under landlord consents, if applicable);

(b) solicit bids from third persons, approve bid procedures for any proposed disposition of Collateral, conduct the liquidation or disposition of Collateral or engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third Persons for the purposes of valuing, marketing, promoting, and selling Collateral;

(c) receive a transfer of Collateral in satisfaction of indebtedness or any other Obligation secured thereby;

(d) otherwise enforce a security interest or exercise another right or remedy, as a secured creditor or otherwise, pertaining to the Collateral at law, in equity, or pursuant to the Debt Documents (including the commencement of applicable legal proceedings or other actions with respect to all or any portion of the Collateral to facilitate the actions described in the preceding clauses, and exercising voting rights in respect of equity interests comprising Collateral); or

(e) effectuate or cause the Disposition of Collateral by any Loan Party after the occurrence and during the continuation of an Event of Default under any of the Senior Loan Documents or the Subordinated Debt Documents with the consent of the Senior Creditor or Subordinated Creditor.

“Debt Documents” means the Senior Loan Documents and the Subordinated Debt Documents.

“Discharge of Senior Debt” means the Senior Debt shall have been fully paid in cash (other than inchoate indemnity obligations), all commitments to extend credit under the Senior Loan Documents shall have been terminated (the temporary reduction of outstanding obligations, liabilities and indebtedness of Borrower to Senior Creditor and/or the Senior Lenders not being deemed to constitute full payment or satisfaction thereof) and the Senior Loan Documents shall have been terminated; provided that the Discharge of Senior Debt shall not be deemed to have occurred in connection with any Refinancing of the Senior Debt Obligations up to the Senior Debt Cap.

“Equity Interests” means, with respect to any person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in, including any limited or general partnership interest and any limited liability company membership interest) such person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such person of any of the foregoing (including through convertible securities, but excluding debt securities).

“Event of Default” means any event or circumstance specified as such in any of the Debt Documents.

“Group” means the Company and each of its Subsidiaries from time to time.

“Group Company” means any company that is a member of the Group.

“Holding Company” means, in relation to any company, any other company that holds the Equity Interests in such first company.

“Intercreditor Event of Default” as the has the meaning ascribed to such term in Section 4.

“Intra-Group Debtor” means each company named on the signature pages as Original Intra-Group Debtor (if any) or any Group Company which owes any Intra-Group Liabilities and that becomes a party to this Agreement as an Intra-Group Debtor pursuant to the applicable Joinder Agreement in accordance with the terms of the Senior Creditor Agreement.

“Intra-Group Documents” means each of the agreements, documents and instruments providing for or evidencing any Intra-Group Liabilities, and any other document or instrument executed or delivered at any time in connection with any Intra-Group Liabilities.

“Intra-Group Liabilities” means all Obligations owed by any Group Company to any of the Intra-Group Lenders.

“Intra-Group Lender” means each company named on the signature pages as Original Intra-Group Lender (if any) or any Group Company which has made a loan available to, granted credit to or made any other financial arrangement having similar effect with another Group Company and which becomes a party to this Agreement as an Intra-Group Lender pursuant to the applicable Joinder Agreement in accordance with the terms of the Senior Creditor Agreement.

“Joinder Agreement” means a supplement to this Agreement in the case of Intra-Group Liabilities and Intra-Group Lenders in relation thereto, as required by the terms of the Senior Creditor Agreement.

“Liabilities Acquisition” means, in relation to a person and to any Obligations, a transaction in which that person (a) purchases by way of assignment or transfer, (b) enters into any participation in respect of, or (c) enters into any other agreement or arrangement having an economic effect substantially similar to a participation in respect of, in each case, the rights and benefits in respect of those Obligations.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of every nature of the Company and each other Group Company from time to time owed to any agent or trustee, the Claimholders, Intra-Group Lenders, or any of them or their respective affiliates under the Senior Loan Documents, Subordinated Debt Documents or Intra-Group Documents, at any time (including, without limitation, principal, premium (if any), interest, fees, charges, expenses, costs, professional fees and expenses, and reimbursement obligations), including but not limited to such amounts as may accrue or be incurred before or after default or workout or the commencement of any liquidation, dissolution, bankruptcy, receivership, or reorganization case by or against any Loan Party.

“Pre-Marketing Approval Payment Trigger” means any payment or other amount (other than ordinary course reimbursement of costs and expenses) becoming due and owing by any Loan Party pursuant to the Funding Agreement or any other agreement to Subordinated Creditor or its affiliates prior to the achievement of Marketing Approval (as defined in the Subordinated Debt Agreement in effect as of the date hereof).

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Secured Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of every nature of the Company and each other Group Company from time to time owed to any Claimholders and secured by the Collateral under the Debt Documents at any time (including, without limitation, principal, premium (if any), interest, fees, charges, expenses, costs, professional fees and expenses, and reimbursement obligations), including but not limited to such amounts as may accrue or be incurred before or after default or workout or the commencement of any liquidation, dissolution, bankruptcy, receivership, or reorganization case by or against any Loan Party.

“Senior Collateral Assignment” means that certain Collateral Assignment Agreement, dated as of the date hereof, by and between Dermavant Switzerland, as assignor and Senior Creditor, as assignee, as the same may from time to time be amended, modified, supplemented, extended, renewed, restated or replaced.

“Senior Debt” means the Senior Loans, any and all other indebtedness and obligations for borrowed money (including, without limitation, principal, premium (if any), interest, fees, charges, expenses, costs, professional fees and expenses, and reimbursement obligations) at any time owing by any Loan Party to Senior Creditor and its successors and assigns and/or the Senior Lenders and their respective successors or assigns under the Senior Loan Documents (including, without limitation, the Secured Obligations (as defined in the Senior Creditor Agreement), including but not limited to any Refinancing thereof up to the Senior Debt Cap and such amounts as may accrue or be incurred before or after default or workout or the commencement of any liquidation, dissolution, bankruptcy, receivership, examinership, administration or reorganization case by or against any Loan Party, the principal amount of which, excluding the principal amount of any DIP Financing (as defined below), shall not exceed the Senior Debt Cap.

“Senior Debt Cap” means principal indebtedness under the Senior Creditor Agreement in an aggregate amount outstanding at any time of up to twenty-four million Dollars ($24,000,000) of principal.

“Senior Debt Obligations” means all obligations and liabilities with respect to the Senior Debt.

“Senior Loan Documents” means each of the Senior Creditor Agreement, Loan Documents (as defined in the Senior Creditor Agreement) and any other agreement, the Senior Collateral Assignment, security agreement, document, promissory note, UCC financing statement, or instrument executed by any Loan Party in favor of Senior Creditor or its successors and assigns, as the same may from time to time be amended, modified, supplemented, extended, renewed, refinanced, restated or replaced.

“Subordinated Collateral Assignment” means that certain Collateral Assignment Agreement, dated as of August 20, 2018, by and between Dermavant Switzerland, as assignor and Subordinated Creditor, as assignee, as the same may from time to time be amended, modified, supplemented, extended, renewed, restated or replaced.

“Subordinated Debt” means the Subordinated Loans, any and all other indebtedness and obligations for borrowed money (including, without limitation, principal, premium (if any), royalty, milestone, or similar payment, interest, fees, charges, expenses, costs, professional fees and expenses, and reimbursement obligations) at any time owing by any Loan Party to Subordinated Creditor and/or the Subordinated Lenders under the Subordinated Debt Documents (including, without limitation, the Secured Obligations), including but not limited to such amounts as may accrue or be incurred before or after default or workout or the commencement of any liquidation, dissolution, bankruptcy, receivership, examinership, administration or reorganization case by or against any Loan Party.

“Subordinated Debt Cap” means principal (other than any amounts capitalized and added to principal solely pursuant to the terms of the Subordinated Loan Agreement as of the date hereof) indebtedness under the Subordinated Debt Agreement in an aggregate amount outstanding at any time of up to one hundred twenty million Dollars ($120,000,000) of principal.

“Subordinated Debt Documents” means each of the Subordinated Debt Agreement, the Guarantee Agreement (as defined in the Subordinated Debt Agreement), the Security Agreements (as defined in the Subordinated Debt Agreement), the Subordinated Collateral Assignment, and any other agreement, document, promissory note, financing statement, or instrument executed by any Loan Party in favor of Subordinated Creditor pursuant to or in connection with the Subordinated Debt, as the same may from time to time be amended, modified, supplemented, extended, renewed, restated or replaced (which for the avoidance of doubt, shall not include the Asset Purchase Agreement, as defined in the Subordinated Debt Agreement).

“Swiss Security Documents” means the following documents: (a) the quota pledge agreement between Dermavant England as pledgor and the Senior Lenders as pledgees, regarding the pledgor’s quotas in Dermavant Switzerland, (b) the bank account pledge agreement between Dermavant Switzerland as pledgor and the Senior Lenders as pledgees, regarding certain of the pledgor’s bank accounts, (c) the security assignment agreement between Dermavant Switzerland as assignor and the Senior Creditor as assignee, regarding certain of the assignor’s insurance receivables, intra-group receivables and trade receivables, and (d) the IP pledge agreement Dermavant Switzerland between as pledgor and the Senior Lenders as pledgees, regarding the pledgor’s intellectual property rights registered in Switzerland.

Unless otherwise specified, all references in this Agreement to a “Section” shall refer to the corresponding Section in or to this Agreement. The capitalized term “Collateral” as used in this Agreement has the meaning ascribed to such term in the Senior Creditor Agreement. Other capitalized terms used herein and not otherwise defined herein shall have the meaning given such terms in the Uniform Commercial Code as in effect in the State of New York, as in effect from time to time (“UCC”).

2.	SUBORDINATION

(a) On the terms and conditions set forth below, Subordinated Creditor’s right to payment and performance of the Subordinated Debt and all liens and other security interests securing the Subordinated Debt are hereby subordinated to Senior Creditor’s right to full payment and performance of the Senior Debt and all liens and other security interests securing the Senior Debt. Subject to and except as set forth in Section 5, Subordinated Creditor shall not ask, demand, sue for, take or receive from any Loan Party, by setoff or in any other manner, the whole or any part of any monies which may now or hereafter be owing by any Loan Party to Subordinated Creditor, or be owing by any other person or entity to Subordinated Creditor under a guaranty or similar instrument, on account of the Subordinated Debt, nor any collateral security for any of the foregoing, including, without limitation, any personal property collateral granted to Subordinated Creditor pursuant to the Subordinated Debt Documents, prior to the Discharge of Senior Debt.

(b) Subordinated Creditor shall not create, maintain or perfect any security interest in or lien on any property of any Loan Party, other than the liens and other security interests granted in favor of Subordinated Creditor in certain of such Loan Party’s personal property under and as described in the Subordinated Debt Documents, which liens and other security interests are junior and subordinated to the liens and other security interests securing the Senior Debt, to the extent such liens secure the Collateral. To the extent any property of a Loan Party is secured under both the Senior Loan Documents and the Subordinated Debt Documents, any original documents required to be delivered by that Loan Party to perfect a security interest or lien over that property (including, without limitation, all certificates and other documents of title or evidence of ownership in relation to any shares or securities (including original share certificates) and all deeds and documents of title in relation to any freehold or leasehold property) shall be held by the Senior Creditor until the Discharge of the Senior Debt. If, notwithstanding the foregoing, any lien or other security interest shall be created or shall arise (including, without limitation, the liens and other security interests granted in favor of Subordinated Creditor pursuant to the Subordinated Debt Documents), whether by operation of law or otherwise, and may from time to time exist in favor of Subordinated Creditor in or on any property of any Loan Party that constitutes Collateral to secure all or any portion of the Subordinated Debt, then any liens or other security interests granted by each Loan Party in favor of Senior Creditor to secure the Senior Debt, to the extent such liens secure the Collateral, shall in all respects be first and senior liens or other security interests, superior to any liens or other security interests in favor of Subordinated Creditor securing the Subordinated Debt, including, without limitation, the liens and other security interests granted in favor of Subordinated Creditor pursuant to the Subordinated Debt Documents notwithstanding (i) the date, manner or order of perfection of the liens and other security interests granted in favor of Senior Creditor, (ii) the provisions of the UCC or any other applicable laws or decisions, (iii) the provisions of any contract in effect between Senior Creditor and/or any Senior Lender(s), on the one hand, and among the Loan Parties or with any affiliate thereof, on the other, and (iv) whether Senior Creditor or any agent or bailee thereof holds possession of any part or all of the Collateral. In the event Subordinated Creditor has or obtains possession of any such property or forecloses upon or enforces its lien or other security interest upon any such property, whether by judicial action or otherwise, then all such property shall be promptly delivered in kind to Senior Creditor or, if not deliverable in kind, all cash or non-cash proceeds and profits of such property shall be held in trust for the benefit of Senior Creditor and the Senior Lenders and paid over to Senior Creditor, without any deduction or offset, unless and until the Discharge of Senior Debt.

(c) Any security interest granted to Subordinated Creditor under the Subordinated Collateral Assignment shall be subordinated to any security interest granted to Senior Creditor under the Senior Collateral Assignment and any assignments and transfers made to Subordinated Creditor under the Subordinated Collateral Assignment shall be assigned and transferred to Senior Creditor until the Discharge of Senior Debt, it being understood that such assignment by Subordinated Creditor satisfies the obligation of Dermavant Switzerland under the Senior Collateral Assignment.

(d) The subordination contained in this Agreement is intended to define the rights and duties of Subordinated Creditor, Senior Creditor, the Intra-Group Lenders; it is not intended that any third party (including any bankruptcy trustee, receiver, or debtor in possession) shall benefit from it. If the effect of the subordination contained in this Agreement would be to give any third party a priority status to which that party would not otherwise be entitled, then that provision shall, to the extent necessary to avoid that priority, be given no effect and the rights and priorities of Senior Creditor, Subordinated Creditor, the Intra-Group Lenders shall be determined in accordance with applicable law and this Agreement.

(e) Notwithstanding anything in this Agreement to the contrary, nothing herein shall be deemed to subordinate, waive or restrict the contractual rights of Subordinated Creditor under any warrants or capital stock that the Company or any other Loan Party may issue to Subordinated Creditor from time to time, nor shall anything herein restrict the performance of Loan Party’s obligations under such warrants or with respect to such capital stock.

(f) In the event of the occurrence of an Insolvency Event (as hereinafter defined), (i) this Agreement shall remain in full force and effect in accordance with Section 510(a) of the United States Bankruptcy Code, and (ii) the Collateral shall include, without limitation, all Collateral arising during or after any such Insolvency Event.

3.	INTRA-GROUP LIABILITIES

(a) Subordination. Each Intra-Group Debtor covenants and agrees, and each Intra-Group Lender likewise covenants and agrees, notwithstanding anything to the contrary contained in any of the Intra-Group Documents, that the payment of any and all Intra-Group Liabilities are hereby subordinated to the Senior Debt and Subordinated Debt.

(b) Restriction on Payments. The Intra-Group Debtors shall not, and each Intra-Group Debtor shall ensure that no Group Company shall, make any payments of the Intra-Group Liabilities at any time unless (a) the payment is permitted under Section 3(c); or (b) the taking or receipt of that payment is permitted under Section 3(h)(c).

(c) Permitted Payments. An Intra-Group Debtor may make payments in respect of the Intra-Group Liabilities (whether of principal, interest or otherwise) from time to time, provided that payments in respect of the Intra-Group Liabilities by an Intra-Group Debtor may not be made pursuant to this Section 3(c) if, at the time of the payment, an Event of Default has occurred and is continuing under the Senior Creditor Agreement and/or the Subordinated Debt Agreement, unless such payments are made in respect to (i) scheduled repayments of non-accelerated principal when due under the Debt Documents; (ii) scheduled payments of non-default accrued interest when due under the Debt Documents; and (iii) other payments consented to in writing by Senior Creditor; provided that nothing herein shall prevent the conversion of any Intra-Group Liabilities into equity securities of the applicable Intra-Group Debtor and/or the contribution of any equity in lieu or in exchange for such Intra-Group Liabilities to the applicable Intra-Group Debtor, in each case, so long as such equity securities and contribution of capital does not constitute indebtedness.

(d) Payment Obligations Continue. No Intra-Group Debtor shall be released from any Obligation to make any payment (including without limitation of default interest, which shall continue to accrue) under any Intra-Group Document by the operation of Sections 3(b) or 3(c) even if its obligation to make that payment is restricted at any time by the terms of any of those Sections.

(e) Acquisition of Intra-Group Indebtedness.

(i) Subject to Section 3(e)(ii), each Intra-Group Debtor may, and may permit any other Group Company to, (i) enter into any Liabilities Acquisition or (ii) beneficially own all or any part of the share capital of a person that is party to a Liabilities Acquisition, in each case, in respect of any Intra-Group Liabilities at any time.

(ii) Subject to Section 3(e)(iii), no action described in Section 3(e)(i) may take place in respect of any Intra-Group Liabilities if (i) that action would result in a breach of any of the Debt Documents or (ii) an Event of Default has occurred and is continuing under the Senior Creditor Agreement and/or Subordinated Credit Agreement.

(iii) The restrictions in Section 3(e)(ii) shall not apply if the Senior Creditor consents to that action or such action is taken to facilitate payments under the Debt Documents.

(f) Security. No Intra-Group Lender may take, accept or receive the benefit of any lien, guaranty, indemnity or other assurance against loss in respect of any of the Intra-Group Liabilities other than (i) as expressly permitted by the Debt Documents, (ii) if the Senior Creditor and the Subordinated Creditor consent to that action, or (iii) such lien does not secure Collateral.

(g) Restriction on Enforcement. Subject to Section 3(h), no Intra-Group Lender shall be entitled to enforce any claim (including any default remedy) with respect to any of the Intra-Group Liabilities, or otherwise to take any action against any Loan Party or Loan Party’s property with respect to the Intra-Group Liabilities.

(h) Permitted Enforcement. After the occurrence of an Insolvency Event in relation to any Group Company, each Intra-Group Lender may (unless otherwise directed by the Senior Creditor or unless the Senior Creditor has taken, or has given notice that it intends to take, action on behalf of that Intra-Group Lender in accordance with this Agreement), exercise any right it may otherwise have against that Group Company to (a) accelerate any of that Group Company’s Intra-Group Liabilities or declare it prematurely due and payable or payable on demand; (b) make a demand under any guarantee, indemnity or other assurance against loss given by that Group Company in respect of any Intra-Group Liabilities; (c) exercise any right of set-off or take or receive any payment in respect of any Intra-Group Liabilities of that Group Company; or (d) claim and prove in the liquidation of that Group Company for the Intra-Group Liabilities owing to it.

(i) Turnover in Respect of Intra-Group Indebtedness. If at any time an Intra-Group Lender receives or recovers a payment or distribution of any kind whatsoever (including by way of set-off or combination of accounts) in respect or on account of any of the Intra-Group Liabilities which is not permitted by Section 3(c), that Intra-Group Lender will promptly pay all amounts and distributions received by it to the Senior Creditor for application under Section 11 after deducting the costs, liabilities and expenses (if any) reasonably incurred in recovering or receiving the payment or distribution and, pending that payment, will hold those amounts and distributions in trust for the benefit of the Senior Creditor and Senior Lenders unless and until the Discharge of Senior Debt.

(j) Representations. Each Intra-Group Lender represents and warrants to the Senior Creditor and Subordinated Creditor that (a) it is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) the obligations expressed to be assumed by it in this Agreement are, subject to any general principles of law limiting its obligations which are applicable to creditors generally, legal, valid, binding and enforceable obligations and (c) the entry into and performance by it of, and the transactions contemplated by, this Agreement does not and will not conflict with (i) any law or regulation applicable to it; (ii) its constitutional documents; or (iii) any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any agreement or instrument binding on it or any of its assets.

4.	PRE-MARKETING APPROVAL PAYMENT TRIGGER.

Each Loan Party (including each Intra-Group Debtor and each Intra-Group Lender signatory hereto, which signatures are made in such party’s capacities as Loan Parties as well as Intra-Group Debtors and Intra-Group Lenders) and each party hereto agrees that on the 90th calendar day after the Pre-Marketing Approval Payment Trigger an automatic (without any further action by any party hereto or any other person) Event of Default shall occur under the Senior Creditor Agreement (the “Intercreditor Event of Default”).

5.	PERMITTED PAYMENTS; PAYMENT BLOCKAGE

(a) Notwithstanding anything to the contrary contained in Section 2, but subject expressly to Section 5(b), each Loan Party shall be permitted to make, and Subordinated Creditor shall be permitted to ask, demand, sue for, take or receive from such Loan Party, by setoff or in any other manner, the following permitted payments (“Permitted Payments”): (i) payments when due under Article IV of the Subordinated Debt Agreement; (ii) payments when due under Section 3.2 of the Subordinated Debt Agreement; (iii) payments of reasonable expenses as required under the Subordinated Debt Documents; and (iv) other payments consented to in writing by Senior Creditor.

(b) Notwithstanding anything to the contrary contained in this Section 5 or elsewhere in this Agreement, if Senior Creditor delivers to Subordinated Creditor written notice (a “Blockage Notice”) which states that there has been an Event of Default under the Senior Loan Documents that has not been cured or that a Pre-Marketing Approval Payment Trigger has occurred, then, during any Blockage Period (as defined below), Subordinated Creditor shall not accept or receive any payment of any kind of or on account of the Subordinated Debt (including any Permitted Payment), unless and until the earlier of (A) the time Senior Creditor notifies Subordinated Creditor in writing that the Event of Default or the Pre-Marketing Approval Payment Trigger has been cured or waived by Senior Creditor, or (B) the expiration of the Blockage Period for such Blockage Notice. Additionally, Subordinated Creditor shall disgorge any Permitted Payments received during the shorter of either (a) the period commencing upon the occurrence of an Event of Default under the Senior Loan Documents or the Pre-Marketing Approval Payment Trigger until the date of receipt by Subordinated Creditor of such Blockage Notice and (b) the one month period immediately prior to the date of receipt by Subordinated Creditor of such Blockage Notice; provided, that Subordinated Creditor may accept and retain any distribution to any Loan Party’s unsecured creditors constituting the proceeds of such Loan Party’s assets that are not otherwise subject to Senior Creditor’s security interest or lien.

As used herein, “Blockage Period” means a period of time beginning on the date a Blockage Notice is delivered to Subordinated Creditor and terminating on the earlier to occur of:

(1) 180 days following such date; provided that if, prior to the expiration of such 180 day period, Senior Creditor has commenced a judicial proceeding or non-judicial actions to collect or enforce the Senior Debt or foreclose on or other exercise of its rights or remedies with respect to any Collateral for the Senior Debt, or a case or proceeding by or against any Loan Party is commenced under the United States Bankruptcy Code or any other insolvency law, then such period shall be extended during the continuation of such proceedings and actions until the payment in cash in full of the Senior Debt (other than inchoate indemnity obligations); or

(2) the written consent of Senior Creditor to such termination.

Senior Creditor shall not issue more than two (2) Blockage Notices for defaults, Events of Default or Pre-Marketing Approval Payment Triggers which do not involve a failure to make a payment of Senior Debt in any period of 365 consecutive days.

6.	ENFORCEMENT RIGHTS

Notwithstanding anything to the contrary contained in Section 2, Subordinated Creditor’s rights to accelerate the maturity of the Subordinated Debt, enforce any claim (including any default remedy) with respect to the Subordinated Debt, the Collateral or any Subordinated Debt Document, or otherwise to take any action against any Loan Party or Loan Party’s property with respect to the Subordinated Debt shall be subject to any Blockage Notice given pursuant to Section 5(b); provided, however, notwithstanding the foregoing, Subordinated Creditor may take any of the following actions: (a) file claims upon the occurrence of an Insolvency Event (as defined in Section 8 below) pursuant to the terms of Section 8(b); (b) accelerate the maturity of, or demand as immediately due and payable, all or any portion of the Subordinated Debt (i) upon the occurrence of an Insolvency Event or (ii) at any time after the Senior Creditor has accelerated the Senior Debt; or (c) impose the late payment rate of interest in accordance with Section 4.5 of the Subordinated Debt Agreement. This provision applies notwithstanding whether Subordinated Creditor or any Subordinated Lender has already commenced any action against any Loan Party or the Collateral in connection with the Subordinated Debt.

7.	ASSIGNMENT OF SUBORDINATED DEBT

Subordinated Creditor hereby covenants to Senior Creditor that prior to the termination of this Agreement in accordance with Section 13, the entire Subordinated Debt created in favor of Subordinated Creditor shall continue to be owing only to Subordinated Creditor and the Subordinated Lenders, and any collateral security therefor (including, without limitation, the collateral security granted to Subordinated Creditor pursuant to the Subordinated Debt Documents) shall continue to be held solely for the benefit of Subordinated Creditor and the Subordinated Lenders, unless assigned pursuant to an assignment made expressly subject to this Agreement.

8.	SENIOR CREDITOR’S PRIORITY

In the event of any distribution, division, or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the property of any Loan Party or the proceeds thereof to the creditors of any Loan Party, or the readjustment of the Senior Debt and the Subordinated Debt of any Loan Party, whether by reason of liquidation, bankruptcy, arrangement, receivership, winding up of any Loan Party, whether voluntary or involuntary, examinership, administration, assignment for the benefit of creditors or any other action or proceeding involving the readjustment of all or any part of the Senior Debt or the Subordinated Debt, or the application of the property of any Loan Party to the payment or liquidation thereof, or upon the dissolution, liquidation, reorganization, or other winding up of any Loan Party’s business, or upon the sale of all or any substantial part of any Loan Party’s property (any of the foregoing being hereinafter referred to as an “Insolvency Event”), then, and in any such event, Senior Creditor shall be entitled to receive the payment in cash in full of the Senior Debt (other than inchoate indemnity obligations) before (i) Subordinated Creditor shall be entitled to receive any payment on account of the Subordinated Debt and (ii) any Intra-Group Lender shall be entitled to receive any payment on account of the Intra-Group Liabilities shall be entitled to receive any payment on account of the Subordinated Debt, and to that end and in furtherance thereof:

(a) All payments and distributions of any kind or character, whether in cash, property, or securities, in respect of the Subordinated Debt to which Subordinated Creditor would be entitled if the Subordinated Debt were not subordinated pursuant to this Agreement, shall be paid to Senior Creditor and applied in payment of the Senior Debt;

(b) Subordinated Creditor shall file a claim or claims, on the form required in such proceedings, on or before fifteen (15) days prior to the last date such claims or proofs of claim may be filed pursuant to law or the order of any court exercising jurisdiction over such proceeding;

(c) Notwithstanding the foregoing, if any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by Subordinated Creditor on account of the Subordinated Debt before all of the Senior Debt has been paid, then such payment or distribution shall be received by Subordinated Creditor in trust for and shall be promptly paid over to Senior Creditor for application to the payments of amounts due on the Senior Debt until the Senior Debt shall have been paid in cash in full (other than inchoate indemnity obligations); and

(d) Notwithstanding the foregoing, if any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by any Intra-Group Lenders before all of the Senior Debt has been paid, then such payment or distribution shall be segregated and shall be promptly paid over to Senior Creditor for application to the payments of amounts due on the Senior Debt until the Senior Debt shall have been paid in cash in full (other than inchoate indemnity obligations).

(e) Notwithstanding the foregoing, it is acknowledged that the Senior Debt may, subject to the limitations set forth in Section 14 herein or in the then extant Senior Loan Documents, be restated, repaid or Refinanced in an amount up to the Senior Debt Cap, or otherwise amended or modified from time to time, all without affecting the priorities set forth herein or the provisions of this Agreement defining the relative rights of the parties hereto.

9.	GRANT OF AUTHORITY

In the event of the occurrence of an Insolvency Event, and in order to enable Senior Creditor to enforce its rights hereunder in any of the aforesaid actions or proceedings, Senior Creditor is hereby irrevocably authorized and empowered, in Senior Creditor’s discretion, as follows:

(a) Senior Creditor is hereby irrevocably authorized and empowered (in its own name or in the name of Subordinated Creditor or otherwise), but shall have no obligation, (i) to demand, sue for, collect and receive every payment or distribution referred to in Section 8, and give acquittance therefor and (ii) (if Subordinated Creditor or any Intra-Group Lender has failed to file claims or proofs of claim on or before fifteen (15) days prior to the last date such claims or proofs of claim may be filed pursuant to law or the order of any court exercising jurisdiction over such proceeding) to file claims and proofs of claim, and (iii) to take such other action (including, without limitation, enforcing any lien or security interest securing payment of any Obligations) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of Senior Creditor hereunder. Subordinated Creditor or any Intra-Group Lender shall duly and promptly take such action as Senior Creditor may reasonably request to execute and deliver to Senior Creditor such authorizations, endorsements, assignments, or other instruments as Senior Creditor may reasonably request in order to enable Senior Creditor to enforce any and all claims with respect to, and any liens or security interests securing payment of, the applicable Obligations as such enforcement is contemplated herein.

(b) To the extent that payments or distributions on account of the Subordinated Debt or Intra-Group Liabilities are made in property or securities other than cash, each of the Subordinated Creditor and Intra Group Lenders authorizes Senior Creditor, to sell or dispose of such property or securities on such terms as are commercially reasonable in the situation in question. Following full payment in cash of the Senior Debt (other than inchoate indemnity obligations), Senior Creditor shall remit to Subordinated Creditor (with all necessary endorsements), to the extent of Subordinated Creditor’s interest therein, all payments and distributions of cash, property, or securities paid to and held by Senior Creditor in excess of the allowed amount of the Senior Debt.

10.	AGREEMENTS OF SUBORDINATED CREDITOR

In addition to and without limiting the provisions of Section 9:

(a) Until the Discharge of Senior Debt, Subordinated Creditor and any Intra-Group Lender shall not commence or join in any involuntary bankruptcy petition or similar judicial proceeding against any Loan Party.

(b) If an Insolvency Event occurs:

(i) Subordinated Creditor will not object to any DIP Financing provided by Senior Creditor (including any proposed orders for DIP Financing which are acceptable to Senior Creditor), and Subordinated Creditor will subordinate its liens and other security interests in the Collateral to the liens and other security interests securing such DIP Financing (and all obligations relating thereto). Subordinated Creditor shall not assert, without the prior written consent of Senior Creditor, any claim, motion, objection or argument in respect of the Collateral in connection with any Insolvency Event which could otherwise be asserted or raised in connection with such Insolvency Event, including, without limitation, any claim, motion, objection or argument seeking adequate protection or relief from the automatic stay in respect of the Collateral; provided, that if Senior Creditor is granted adequate protection in the form of additional or replacement Collateral, then Subordinated Creditor may seek or request adequate protection in the form of a lien or other security interest on such additional or replacement Collateral, which lien or other security interest will be subordinated to the lien and other security interest securing the Senior Debt and any DIP Financing provided by Senior Creditor on the same basis as the other liens or other security interests securing the Subordinated Debt are subordinated to the liens or other security interests securing the Senior Debt in accordance with the terms of this Agreement;

(ii) Senior Creditor may consent to the use of cash collateral on such terms and conditions and in such amounts as it shall in good faith determine without seeking or obtaining the consent of Subordinated Creditor as (if applicable) holder of an interest in the Collateral; provided, that (A) Subordinated Creditor otherwise retains its lien on the Collateral (subject to the priorities and other agreements set forth herein), (B) Subordinated Creditor may seek adequate protection as permitted by clause (i) above, and (C) the interest rate, fees, advance rates, lending limits and sublimits are approved by the bankruptcy court;

(iii) if use of cash collateral by any Loan Party is consented to by Senior Creditor, Subordinated Creditor shall not oppose such use of cash collateral on the basis that Subordinated Creditor’s interest in the Collateral (if any) is impaired by such use or inadequately protected by such use, or on any other ground, so long as the conditions in the proviso of clause (ii) above have been satisfied;

(iv) Subordinated Creditor shall not object to, or oppose, any sale or other disposition of any assets comprising all or part of the Collateral, free and clear of security interests, liens and claims of any party, including Subordinated Creditor, under Section 363 of the United States Bankruptcy Code or otherwise, on the basis that the interest of Subordinated Creditor in the Collateral (if any) is impaired by such sale or inadequately protected as a result of such sale, or on any other ground (and, if requested by Senior Creditor, Subordinated Creditor shall affirmatively and promptly consent to such sale or disposition of such assets), if Senior Creditor has consented to, or supports, such sale or disposition of such assets; provided, that (A) pursuant to court order, the liens of Subordinated Creditor attach to the net proceeds of such sale or other disposition with the same priority and validity as the liens held by Subordinated Creditor on such Collateral, and the liens remain subject to the terms of this Agreement, (B) the proceeds of such sale or other disposition of Collateral received by Senior Creditor are applied to permanently reduce the Senior Debt and the proceeds in excess of those necessary to achieve the payment in full of the Senior Debt are distributed to Subordinated Creditor or if not so applied and distributed, are subject to the rights of Subordinated Creditor to object to any further use, and (C) Subordinated Creditor may credit bid on the Collateral in any such sale or other disposition in accordance with Section 363(k) of the Bankruptcy Code; provided further that: (y) any such credit bid shall provide for payment in full in cash of all Senior Debt (other than inchoate indemnity obligations), or (z) Senior Creditor has approved, in writing and in its sole discretion, the terms and conditions of any such credit bid prior to any sale; and

(v) Each of Senior Creditor and Subordinated Creditor shall, subject to the terms and conditions of this Agreement, be permitted to include in any claim filed in connection with an Insolvency Event any indebtedness, liabilities and obligations of the Loan Parties regardless of whether such obligations were incurred after the commencement of any proceedings relating to such Insolvency Event, and references to “collateral” in such claims may include without limitation all collateral arising during any such proceedings, and this Agreement shall continue to apply during any such proceedings.

(c) Notwithstanding the foregoing, (i) in any proceedings related to an Insolvency Event, Subordinated Creditor may take any action to preserve or protect the validity and enforceability of its liens so long as no such action is, or could reasonably be expected to be, (A) adverse to the Senior Creditor’s liens on the Collateral or the rights of the Senior Creditor to exercise remedies in respect thereof or (B) otherwise inconsistent with the terms of this Agreement, (ii) Subordinated Creditor may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person or entity objecting to or otherwise seeking the disallowance of the claims of Subordinated Creditor, including any claims secured by the Collateral, or the avoidance of any liens held by Subordinated Creditor or otherwise make any agreements or file any motions pertaining to the Subordinated Debt, in each case, to the extent not inconsistent with the terms of this Agreement; (iii) Subordinated Creditor may participate in any insolvency proceeding against any Loan Party as an unsecured creditor; and (iv) Subordinated Creditor may enforce any of its rights and exercise any of its remedies with respect to the Collateral after the termination of the period set forth in Section 5(b);

(d) As used herein, “DIP Financing” means the obtaining of credit or incurring debt secured by liens on the Collateral pursuant to Section 364 of the Bankruptcy Code (or similar bankruptcy law);

(e) After the occurrence of an Insolvency Event commenced under laws other than the laws of the United States of America or any State (within the meaning of Section 9-102(a)(77) of the UCC) (a “Non-US Insolvency Event”), each Claimholder, Intra-Group Lender and each Loan Party entitled to receive a distribution out of the assets of that Loan Party in respect of the Obligations owed to that person shall, to the extent it is able to do so, direct the person responsible for the distribution of the assets of that Loan Party to pay that distribution to the Senior Creditor until the Senior Debt shall have been paid in cash in full (other than inchoate indemnity obligations).

(f) To the extent that any Loan Party’s Obligations are discharged by way of set-off (mandatory or otherwise) after the occurrence of a Non-US Insolvency Event in relation to that Loan Party, any Group Company and any Loan Party which benefited from that set-off shall pay an amount equal to the amount of the Obligations owed to it which are discharged by that set-off to the Senior Creditor for application to the Senior Debt.

(g) If after the occurrence of a Non-US Insolvency Event, (x) any Senior Lender or the Senior Creditor receives a distribution in a form other than in cash in respect of any Obligations, the Obligations will not be reduced by that distribution until and except to the extent that the realization proceeds are actually applied towards the Senior Debt and (y) any Subordinated Lender or the Subordinated Creditor receives a distribution in a form other than in cash in respect of any Obligations, the Obligations will not be reduced by that distribution until and except to the extent that the realization proceeds are actually applied towards the Subordinated Debt.

(h) After the occurrence of a Non-US Insolvency Event in relation to any Loan Party, each Intra-Group Lender, and each Loan Party irrevocably authorizes the Senior Creditor, on its behalf, to (i) take any action against any Loan Party or Loan Party’s Collateral with respect to the Obligations (in accordance with the terms of this Agreement) against that Loan Party; (ii) demand, sue, prove and give receipt for any or all of that Loan Party’s Obligations; (iii) collect and receive all distributions on, or on account of, any or all of that Loan Party’s Obligations; and (iv) file claims, take proceedings and do all other things the Senior Creditor considers reasonably necessary to recover that Loan Party’s Obligations.

(i) After the occurrence of a Non-US Insolvency Event in relation to any Loan Party, each Loan Party and each Intra-Group Lender will (i) do all things that the Senior Creditor requests in order to give effect to clauses (e)-(j) of this Section 10; and (ii) if the Senior Creditor is not entitled to take any of the actions contemplated by clauses (e)-(j) of this Section 10 or if the Senior Creditor requests that a Loan Party and/or Claimholder, Intra-Group Lender take that action, undertake that action itself in accordance with the instructions of the Senior Creditor or grant a power of attorney to the Senior Creditor (on such terms as the Senior Creditor may reasonably require) to enable the Senior Creditor to take such action.

(j) Senior Creditor and Subordinated Creditor shall retain rights to vote and otherwise act in relation to any proposal put to the vote by or under the supervision of any judicial or supervisory authority in respect of any insolvency, pre-insolvency or rehabilitation or similar proceeding relating to any Loan Party in respect of any Non-US Insolvency Event.

(k) Subordinated Creditor agrees that all instruments and documents evidencing the Subordinated Debt shall include the following legend on the first page of each such instrument or document (with the terms in brackets being adjusted for the appropriate defined terms under such instrument or document):

“THE [SUBORDINATED CREDITOR] AND [SUBORDINATED LENDERS] ARE EACH PARTY TO AN INTERCREDITOR AGREEMENT DATED AS OF MAY 24, 2019, WITH HERCULES CAPITAL, INC., AS SENIOR CREDITOR, AND THE OTHER PARTIES PARTY THERETO FROM TIME TO TIME, AND THE TERMS OF THIS [AGREEMENT], INCLUDING WITHOUT LIMITATION ANY RIGHTS OF ENFORCEMENT HEREUNDER, ARE SUBJECT TO THE TERMS OF SUCH INTERCREDITOR AGREEMENT, AND IF ANY CONFLICT SHALL EXIST BETWEEN THE TERMS HEREUNDER AND THE TERMS OF SUCH INTERCREDITOR AGREEMENT, THE TERMS OF SUCH INTERCREDITOR AGREEMENT WILL GOVERN AND CONTROL.”

11.	PAYMENTS RECEIVED BY SUBORDINATED CREDITOR OR INTRA-GROUP LENDERS

Should any payment, distribution, or security be received by Subordinated Creditor or any Intra-Group Lender upon or with respect to the Subordinated Debt (other than Permitted Payments) or Intra-Group Liabilities prior to termination of this Agreement in accordance to the terms herein, Subordinated Creditor or any Intra-Group Lender shall receive and hold the same in trust for the benefit of Senior Creditor and the Senior Lenders and shall forthwith deliver the same to Senior Creditor in precisely the form received (except for the endorsement or assignment of Subordinated Creditor where necessary) for application to the Senior Debt, and, until so delivered, the same shall be held in trust by Subordinated Creditor as the property of Senior Creditor.

12.	FURTHER ASSURANCES; COOPERATION

Subordinated Creditor agrees to cooperate with Senior Creditor and to take all actions that Senior Creditor may reasonably require to enable Senior Creditor to realize the full benefits of this Agreement. Each Intra-Group Lender and the Company and each other Loan Party, agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the Senior Creditor may reasonably request to effectuate the terms of and the lien priorities contemplated by this Agreement.

13.	TERMINATION OR AMENDMENT OF AGREEMENT

This Agreement shall be effective upon its execution by each of Senior Creditor and Subordinated Creditor. After the Effective Date, this Agreement shall remain in effect and cannot be revoked or amended by Subordinated Creditor, except with the prior written consent of Senior Creditor. Senior Creditor and Subordinated Creditor agree that no amendment hereto shall be binding upon any Loan Party unless such Loan Party shall have received notice of such amendment. Subject to any provision that specifically survives termination, this Agreement shall terminate upon the Discharge of Senior Debt.

14.	[RESERVED].

15.	ADDITIONAL AGREEMENTS FOR SENIOR CREDITOR

(a) Senior Creditor may administer and manage its credit and other relationships with the Loan Parties in the best interest of itself and the Senior Lenders, without notice to or consent of Subordinated Creditor or any Intra-Group Lender. At any time and from time to time, Senior Creditor may enter into any amendment or agreement with the Loan Parties as Senior Creditor may deem proper, extending the time of payment of or renewing or otherwise altering the terms of all or any of the obligations constituting Senior Debt or affecting the collateral security for, supporting or underlying any or all of the Senior Debt, and may exchange, sell, release, surrender or otherwise deal with any such collateral without in any way thereby impairing or affecting this Agreement, and all such additional agreements and amendments shall be Senior Loan Documents evidencing the Senior Debt; provided, that the Senior Creditor shall not (i) increase the principal amount under the Senior Creditor Agreement above the limits set forth in the definition of Senior Debt Cap; (ii) permit any term loans that are repaid to be reborrowed; (iii) increase any applicable interest rate under the Senior Creditor Agreement more than three percent (3%) other than any applicable default rate; (iv) amend the Senior Credit Agreement to shorten the scheduled amortization payments of the Senior Loans, provided that the foregoing clause (iv) shall not apply to any Refinancing of the Senior Debt; or (v) amend the defined term “Term Loan Maturity Date” (as defined in the Senior Creditor Agreement); provided that the Senior Creditor may amend the defined term “Term Loan Maturity Date” (or such other equivalent term as defined in the Senior Creditor Agreement) at any time following the payment in full of the Subordinated Debt Obligations; and provided further, that neither this Section 15 nor any provision of such agreements shall prohibit any refinancing up to the amount of the Senior Debt Cap or affect the limitations contained in the definitions of Senior Creditor or Senior Debt. Upon written request, Senior Creditor shall provide Subordinated Creditor with copies of such amendments and/or agreements with any Loan Party.

(b) Notwithstanding the foregoing, in connection with any Collateral Enforcement Action by the Senior Creditor or any other exercise of the Senior Creditor’s remedies in respect of the Collateral, the Senior Creditor is irrevocably authorized by each other party to this Agreement (at the cost of the Loan Parties and without any consent, sanction, authority or further confirmation from the Subordinated Creditor or any other party to this Agreement, including any Loan Party):

(i) to release (x) any of the Senior Creditor’s liens on any part of the Collateral or any other claim over the asset that is the subject of the Collateral Enforcement Action, and (y) the liens on any part of the Collateral or any other claim over the asset that is the subject of the Collateral Enforcement Action, if any, of the Subordinated Creditor, which, in each case, shall be automatically, unconditionally and simultaneously released to the same extent as the liens and other claims of the Senior Creditor and such Loan Party’s Senior Debt guaranty, and the Senior Creditor is irrevocably authorized to execute and deliver or enter into any release of such liens, or claims that may, in the discretion of the Senior Creditor, be considered necessary or desirable in connection with such releases and issue any letters of non-crystallization of any floating charge or any consent to dealing that may, in the discretion of the Senior Creditor, be considered necessary or desirable;

(ii) if the asset which is the subject of such Collateral Enforcement Action consists of the Equity Interests of any Loan Party, to release (x) that Loan Party and any Subsidiary of that Loan Party from all or any part of its Secured Obligations in respect to the Senior Debt, its Secured Obligations in respect to the Subordinated Debts and its Intra-Group Liabilities, (y) any liens granted by that Loan Party and any Subsidiary of that Loan Party over any of its assets, and (z) any other claim of any Senior Creditor, any Subordinated Creditor or any Intra-Group Lender over that Loan Party’s assets or over the assets of any Subsidiary of that Loan Party, in each case, on behalf of the relevant Senior Creditor, Subordinated Creditor, Loan Parties and Intra-Group Lenders;

(iii) if the asset which is the subject of a Collateral Enforcement consists of the Equity Interests of any Holding Company of a Loan Party, to release (x) that Holding Company and any Subsidiary of that Holding Company from all or any part of its Senior Debt Obligations, its Subordinated Debt Obligations and/or its Intra-Group Liabilities (y) any liens granted by that Holding Company and any Subsidiary of that Holding Company over any of its assets, and (z) any other claim of any Senior Creditor, any Subordinated Creditor, any Loan Party or any Intra-Group Lender over the assets of that Holding Company or any Subsidiary of that Holding Company, in each case, on behalf of the relevant Senior Creditor, Subordinated Creditor, Loan Parties and Intra-Group Lenders.

(iv) if the asset which is the subject of such Collateral Enforcement Action consists of the Equity Interests of a Loan Party or the Holding Company of a Loan Party and the Senior Creditor decides to dispose of the Equity Interests of such Loan Party or such Holding Company and all or any part of the Senior Debt Obligations and/or the Subordinated Debt Obligations and/or the Intra-Group Liabilities owed by such Loan Party or Holding Company or any Subsidiary of that Loan Party or Holding Company (the “Disposal Obligations”), (x) (if the Senior Creditor does not intend that any transferee of those Disposal Obligations (the “Transferee”) will be treated as a Claimholder for the purposes of this Agreement), to execute and deliver or enter into any agreement to dispose of all or part of the Disposal Obligations providing that notwithstanding any other provision of any Senior Loan Document, any Subordinated Loan Document or this Agreement, the Transferee shall not be treated as a Claimholder for the purposes of this Agreement, and (y) (if the Senior Creditor does intend that any Transferee will be treated as a Claimholder), to execute and deliver or enter into any agreement to dispose of all (and not part only) of the Disposal Obligations owed to the relevant Claimholders, as applicable, and all or part of any other Obligations and the Intra-Group Liabilities, in each case, on behalf of the relevant Claimholders, Loan Parties and Intra-Group Lenders, and

(v) if the asset which is disposed of consists of the Equity Interests of a Loan Party or the Holding Company of a Loan Party (the “Disposed Entity”) and the Senior Creditor decides to transfer to another Loan Party (the “Receiving Entity”) all or any part of the Disposed Entity’s obligations or any obligations of any Subsidiary of that Disposed Entity in respect of the Intra-Group Liabilities, to execute and deliver or enter into any agreement to (x) agree to the transfer of all or part of the obligations in respect of such Intra-Group Liabilities on behalf of the relevant creditors to which those obligations are owed and on behalf of the parties which owe those obligations and (y) accept the transfer of all or part of the obligations in respect of such Intra-Group Liabilities on behalf of the Receiving Entity or Receiving Entities to which the obligations in respect of such Intra-Group Liabilities are to be transferred.

The Subordinated Creditor, each Intra-Group Lender shall promptly execute and deliver to the Senior Creditor or such Loan Party such termination statements, releases and other documents as any Senior Creditor or such Loan Party may request to effectively confirm the foregoing releases.

i) If in connection with any sale, lease, exchange, transfer or other disposition of any Collateral by any Loan Party (collectively, a “Disposition”) permitted under the terms of the Debt Documents (other than in connection with a Collateral Enforcement Action or other exercise of the Senior Creditor’s remedies in respect of the Collateral, which shall be governed by Section 15(b)(i) above), the Senior Creditor releases any of its liens on any part of the Collateral and releases any Guarantor Subsidiary from its obligations under its guaranty of the Senior Debt, in each case other than (A) in connection with, or following, the Discharge of Senior Debt or (B) after the occurrence and during the continuance of any Event of Default under (and as defined in) any Subordinated Debt Document, then the liens, if any, of the Subordinated Creditor and the obligations of such Guarantor Subsidiary under its guaranty of the Subordinated Debt, shall be automatically, unconditionally and simultaneously released and the Senior Creditor is irrevocably authorized to release any other claim (including any guaranty of the obligations thereunder), Intra-Group Liabilities in respect thereof. The Subordinated Creditor, each Intra-Group Lender shall promptly execute and deliver to the Senior Creditor or such Guarantor Subsidiary such termination statements, releases and other documents as any Senior Creditor or such Loan Party may request to effectively confirm such release.

ii) Until the Discharge of Senior Debt occurs, the Subordinated Creditor, each Intra-Group Lender hereby irrevocably constitutes and appoints the Senior Creditor and any officer or agent of the Senior Creditor, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of such Subordinated Creditor, such Intra-Group Lender or in the Senior Creditor’s own name, from time to time in the Senior Creditor’s discretion, for the purpose of carrying out the terms of this Section 15, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 15, including any endorsements or other instruments of transfer or release. This power is coupled with an interest and is irrevocable until the Discharge of Senior Debt.

iii) Until the Discharge of Senior Debt occurs, to the extent that the Senior Creditor has released any lien on Collateral or any Loan Party from its obligation under its guaranty and any such liens or guaranty are later reinstated, then the Subordinated Creditor shall be granted a lien on any such Collateral subject to the lien subordination provisions of this Agreement.

(c) Without limiting the generality of any other covenant or agreement made by Senior Creditor in this Agreement, Senior Creditor hereby covenants and agrees that (i) Senior Creditor shall not contest, challenge or dispute the validity, attachment, perfection, priority or enforceability of Subordinated Creditor’s security interest in the Collateral, or the validity, priority or enforceability of the Subordinated Debt; and (ii) Senior Creditor shall endeavor to give Subordinated Creditor prompt written notice of the occurrence of any default or Event of Default under the Senior Loan Documents, and shall, simultaneously with giving any notice of default to any Loan Party, provide Subordinated Creditor with a copy of any notice of default given to such Loan Party; provided, that a failure to provide such notices and such copies shall not be deemed to be a breach of this Agreement.

16.	SUBROGATION

If cash or other property otherwise payable or deliverable to Subordinated Creditor or on account of the Subordinated Debt shall have been applied pursuant to this Agreement to the payment of the Senior Debt, and if the Discharge of Senior Debt has occurred, then Subordinated Creditor shall be subrogated to any rights of Senior Creditor to receive further payments or distributions applicable to the Senior Debt until the Subordinated Debt shall have been fully paid. No such payments or distributions received by Subordinated Creditor by reason of such subrogation shall, as between any Loan Party and its creditor other than Senior Creditor and Senior Lenders, on the one hand, and Subordinated Creditor, on the other hand, be deemed to be a payment by any Loan Party on account of the Subordinated Debt owed to Subordinated Creditor.

17.	SUBORDINATED CREDITOR’S WAIVERS AND COVENANTS

(a) Without limiting the generality of any other waiver made by Subordinated Creditor in this Agreement, Subordinated Creditor hereby expressly waives (i) reliance by Senior Creditor upon the subordination and other agreements herein provided, and (ii) any claim that Subordinated Creditor may now or hereafter have against Senior Creditor or any Senior Lender arising out of any and all actions that Senior Creditor, in good faith, takes or omits to take (A) with respect to the creation, perfection or continuation of liens in or on any collateral security for the Senior Debt, (B) with respect to the foreclosure upon, sale, release, or depreciation of, or failure to realize upon, any of the collateral security for the Senior Debt, (C) with respect to the collection of any claim for all or any part of the Senior Debt from any account debtor, guarantor or any other third party and (D) with respect to the valuation, use, protection or release of any collateral security for the Senior Debt.

(b) Without limiting the generality of any other covenant or agreement made by Subordinated Creditor in this Agreement, Subordinated Creditor hereby covenants and agrees that (i) neither Senior Creditor nor any Senior Lender has made any warranties or representations with respect to the due execution, legality, validity, completeness or enforceability of the Senior Creditor Agreement or any of the other Senior Loan Documents, or the collectability of the Senior Debt; (ii) Subordinated Creditor will not interfere with or in any manner oppose a disposition of any collateral security for the Senior Debt by Senior Creditor; (iii) Subordinated Creditor shall not contest, challenge or dispute the validity, attachment, perfection, priority or enforceability of Senior Creditor’s security interest in the Collateral, or the validity, priority or enforceability of the Senior Debt; and (iv) Subordinated Creditor shall give Senior Creditor prompt written notice of the occurrence of any default or Event of Default under the Subordinated Debt Documents, and shall, simultaneously with giving any notice of default to any Loan Party, provide Senior Creditor with a copy of any notice of default given to such Loan Party. Subordinated Creditor acknowledges and agrees that any default or Event of Default under the Subordinated Debt Documents shall be deemed to be a default and an Event of Default under the Senior Loan Documents. In addition, Subordinated Creditor shall promptly inform Senior Creditor of any advances of Subordinated Loans pursuant to the Subordinated Debt Documents and any prepayment under Section 2.6 of the Subordinated Debt Agreement and provide such other information as Senior Creditor shall request with respect to such note issuances.

(c) Each Intra-Group Lender acknowledges that it has, independently and without reliance on any other party to this Agreement, and based on documents and information deemed by it appropriate, made its own credit analysis and decision to enter into each of the Intra-Group Documents to which it is a party and be bound by the terms of this Agreement and it will continue to make its own credit decision in taking or not taking any action under the Intra-Group Documents to which it is a party or this Agreement.

18.	REINSTATEMENT OF SENIOR DEBT

To the extent that Senior Creditor receives payments on or proceeds of any collateral security for the Senior Debt, which payments or proceeds are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law, or equitable cause, then, to the extent of such payments or proceeds invalidated, declared to be fraudulent or preferential, set aside or required to be repaid, the Senior Debt, or part thereof, intended to be satisfied shall be revived and continue in full force and effect as if such payments or proceeds had not been received by Senior Creditor.

19.	NO WAIVERS

Senior Creditor shall not be prejudiced in its rights under this Agreement by any act or failure to act of any Loan Party, Subordinated Lender, Subordinated Creditor or Intra-group Lender or any noncompliance of any Loan Party, Subordinated Lender, Subordinated Creditor, Intra-group Lender with any agreement or obligation, regardless of any knowledge thereof which Senior Creditor may have, or with which Senior Creditor may be charged; no action permitted hereunder that has been taken by Senior Creditor shall in any way affect or impair the rights or remedies of Senior Creditor in the exercise of any other right or remedy or shall operate as a waiver thereof; no single or partial exercise by Senior Creditor of any right or remedy shall preclude any other or further exercise thereof; and no modification or waiver of any of the provisions of this Agreement shall be binding upon Senior Creditor, in each case except as expressly set forth in a writing duly signed and delivered by Senior Creditor.

20.	BREACH; SPECIFIC PERFORMANCE

If any party to this Agreement (other than Senior Creditor or Senior Lenders) or person represented by them, in contravention of the terms of this Agreement, takes, attempts to or threatens to take any action with respect to any Collateral or exercises any right or remedy not permitted by this Agreement), or fails to take any action required by this Agreement, the Senior Creditor may demand specific performance of this Agreement and each party to this Agreement (other than the Senior Creditors or Senior Lenders) waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the Senior Creditor or Senior Lenders. No provision of this Agreement shall constitute or be deemed to constitute a waiver by the Senior Creditor on behalf of itself and the Senior Lenders, of any right to seek damages from any person in connection with any breach or alleged breach of this Agreement.

21.	INFORMATION CONCERNING LOAN PARTIES; CREDIT ADMINISTRATION

(a) Subordinated Creditor hereby assumes responsibility for keeping itself informed of the financial condition of the Loan Parties, any and all endorsers and any and all guarantors of the Senior Debt and of all other circumstances bearing upon the risk of nonpayment of the Senior Debt or the Subordinated Debt that diligent inquiry would reveal, and Subordinated Creditor hereby agrees that Senior Creditor shall not have any duty to advise Subordinated Creditor of information known to Senior Creditor regarding such condition.

(b) Subject to Sections 2(b), 5, 6, 9, 10 and 11, Subordinated Creditor may (i) administer and manage its credit and other relationships with any Loan Party in its own best interest, and (ii) amend or extend its agreements with any Loan Party or enter into additional agreements with any Loan Party, all without the consent of or notice to Senior Creditor; provided that neither this Section 21(b) nor any amendments or additional agreements referred to therein shall (A) impair or affect the subordination of Subordinated Debt, (B) change the definition of Permitted Payments, Pre-Marketing Approval Payment Trigger, Subordinated Debt, Subordinated Creditor, Senior Debt, Collateral, Subordinated Debt Cap, Senior Debt Cap or Senior Creditor, in each case as they apply under the Subordinated Debt Documents, (C) increase any interest rate, payment schedule or the maturity of any Subordinated Debt Document (provided that Subordinated Creditor shall be permitted to extend any payment schedule or the maturity date of any Subordinated Debt and provided further, notwithstanding this clause (C) (but subject to clause (A) and (B)), that the amendment of the Subordinated Debt Documents to add a new tranche of Subordinated Debt shall be permitted so long as the principal amount of Subordinated Debt does not exceed the Subordinated Debt Cap, such Subordinated Debt does not mature prior to the 181st day after the final maturity date of the Senior Debt and such Subordinated Debt is subject to the terms of this Agreement); and Subordinated Creditor hereby agrees that any amendment or modification of the foregoing shall require the express written consent of Senior Creditor.

22.	POSSESSION OR CONTROL OF COLLATERAL

Solely for the purpose of assisting Senior Creditor and/or Subordinated Creditor in perfecting the security interest granted in the Collateral, Senior Creditor and Subordinated Creditor each agree to hold any such Collateral that is in Senior Creditor’s or Subordinated Creditor’s possession or control as a gratuitous bailee and/or gratuitous agent for the other party. Senior Creditor and Subordinated Creditor do not make any representation regarding any perfection or possession or otherwise with respect to any such Collateral and shall not have any duty or liability to the other party whatsoever arising out of this Section 22.

(a) Upon a Discharge of Senior Debt, to the extent permitted under applicable law, Senior Creditor shall, without recourse or warranty, transfer the possession and control of the Collateral, if any, then in its possession or control to Subordinated Creditor, except in the event and to the extent (i) Senior Creditor or any Senior Lender has retained or otherwise acquired such Collateral in full or partial satisfaction of any of the Senior Debt not in excess of the Senior Debt Cap, (ii) such Collateral is sold or otherwise disposed of by Senior Creditor or any other Senior Lender as provided herein or (iii) it is otherwise required by any order of any court or other governmental authority or applicable law or would result in the risk of liability of Senior Creditor or any Senior Lender to any third party. The foregoing provision shall not impose on Senior Creditor or any Senior Lender any obligations which would conflict with prior perfected claims therein in favor of any other person or any order or decree of any court or other governmental authority or any applicable law. In connection with any transfer described in this Section 22 to Subordinated Creditor following a Discharge of Senior Debt, Senior Creditor agrees to take reasonable actions in its power (with all costs and expenses in connection therewith to be for the account of Subordinated Creditor and to be paid by the Loan Parties) as shall be reasonably requested by Subordinated Creditor to permit Subordinated Creditor to obtain, for the benefit of Subordinated Lenders, a first priority security interest in such Collateral.

(b) In relation to Swiss Security Documents, (i) the Senior Creditor and/or the Subordinated Creditor holds any security created or evidenced or expressed to be created or evidenced under or pursuant to a Swiss Security Document by way of a security assignment (Sicherungsabtretung) or transfer for security purposes (Sicherungsübereignung) or any other non-accessory (nicht akzessorisch) Collateral, and any proceeds and other benefits of such Collateral, in its capacity as Senior Creditor or Subordinated Creditor, respectively, in its own name but on behalf and on account of the other Secured Parties (as defined in the respective Swiss Security Document) as their indirect representative (indirekter Stellvertreter), and (ii) each present and future Secured Party (as defined in the respective Swiss Security Document) hereby authorizes the Senior Creditor and/or the Subordinated Creditor to (A) accept and execute as its direct representative (direkter Stellvertreter) any Swiss law pledge or any other Swiss law accessory (akzessorisch) Collateral created or evidenced or expressed to be created or evidenced under or pursuant to a Swiss Security Document for the benefit of such Secured Party (as defined in the respective Swiss Security Document) and (B) hold, administer and, if necessary, enforce any such Collateral on behalf of each relevant Secured Party (as defined in the respective Swiss Security Document) which has the benefit of such Collateral.

23.	CHANGES TO THE PARTIES

Without the consent of any Claimholder or any other party hereto, any Intra-Group Lender may become a party hereto by execution and delivery of a Joinder Agreement in accordance with this Section 23 and upon such execution and delivery, such Intra-Group Lender and the Obligations owing to it shall be subject to the terms hereof.

24.	REFINANCINGS

As long as such Refinancing complies with the terms of this Agreement, the Senior Debt Obligations may be Refinanced, in whole or in part, in an amount up to the Senior Debt Cap, with prior written notice to, but without the consent of Subordinated Creditor, all without affecting the priorities provided for herein or the other provisions hereof.

25.	INTRA-GROUP LENDER

(a) Subject and without prejudice to Section 3, any Intra-Group Lender may assign, or otherwise transfer, any of its rights and obligations, in respect of the Intra-Group Liabilities owed to it to another Loan Party and that Loan Party shall be deemed to be an Intra-Group Lender for the purposes of this Agreement and shall be bound as an Intra-Group Lender hereunder with the same force and effect as if originally named as an Intra-Group Lender herein. If not already party hereto, the Company shall ensure that each Intra-Group Lender deemed to be an Intra-Group Lender pursuant to the immediately foregoing sentence accedes to this Agreement by executing and delivering the applicable Joinder Agreement.

(b) If any Group Company makes any loan to or grants any credit to or makes any other financial arrangement having similar effect with any other Group Company, the Group Company giving that loan, granting that credit or making that other financial arrangement (if not already a party hereto as an Intra-Group Lender) shall accede to this Agreement as an Intra-Group Lender by executing and delivering the applicable Joinder Agreement and shall be bound as an Intra-Group Lender hereunder with the same force and effect as if originally named as an Intra-Group Lender herein. Any debtor thereof shall also become a party to this Agreement as an Intra-Group Debtor by executing and delivering the applicable Joinder Agreement and shall be bound as an Intra-Group Debtor hereunder with the same force and effect as if originally named as an Intra-Group Debtor herein.

26.	OPTION TO PURCHASE SENIOR DEBT

(a) Notwithstanding anything to the contrary contained herein, upon the occurrence and during the continuance of an Event of Default under the Senior Loan Documents, Senior Creditor shall, unless (I) exigent circumstances (such as but not limited to an imminent Insolvency Event filing by a Loan Party, any risk to the Collateral or a Material Adverse Effect) exist or (II) the Event of Default under the Senior Loan Documents leads to automatic acceleration, provide Subordinated Creditor with three (3) business days’ prior written notice of the intention of Senior Creditor to accelerate the date for payment of the Senior Debt Obligations or to commence any Collateral Enforcement Action or to deliver a request to release Collateral pursuant to this Agreement (an “Acceleration Notice”). At any time on or after the date that any one or more of the following events has occurred and is continuing: (i) the Senior Creditor shall have delivered to the Subordinated Creditor an Acceleration Notice, (ii) any of the Subordinated Debt Obligations shall not have been paid in full when due and owing, or (iii) a proceeding due to an Insolvency Event shall be commenced by or against the Company or any Loan Party (each a “Triggering Event”), Subordinated Creditor and Subordinated Lenders shall have the option at any time upon five (5) business days’ prior written notice to Senior Creditor to purchase all (and only all) of the Senior Debt Obligations from the Senior Lenders upon the terms of this Section 26. Such notice from Subordinated Creditor or any Subordinated Lender (each a “Purchasing Creditor” and, collectively, the “Purchasing Creditors”) to Senior Creditor shall be irrevocable.

(b) On the date specified by the Purchasing Creditors in such notice (which shall not be less than five (5) business days, nor more than ten (10) Business Days, after the receipt by Senior Creditor of the notice from the Purchasing Creditors of their election to exercise such option), the Senior Lenders shall sell to the Purchasing Creditors, and the Purchasing Creditors shall purchase from the Senior Lenders, the entire Senior Debt Obligations.

(c) Upon the date of such purchase and sale, the Purchasing Creditors shall pay to the Senior Lenders as the purchase price therefor the full amount (without any deduction, withholding or netting) of all the Senior Debt Obligations then outstanding and unpaid (including principal, interest, fees and expenses, including any final fees or prepayment fees or premiums, end of term charges, reasonable attorneys’ fees and legal expenses). Such purchase price shall be remitted by wire transfer in immediately available funds and in U.S. Dollars, to such bank account of Senior Creditor, for the benefit of the Senior Lenders, as Senior Creditor may designate in writing to Subordinated Creditor and the Purchasing Creditors for such purpose. All relevant amounts shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the Purchasing Creditors to the bank account designated by Senior Creditor are received in such bank account prior to 2:00 p.m., New York City time, and all relevant amounts shall be calculated to and including such Business Day if the amounts so paid by the Purchasing Creditors to the bank account designated by Senior Creditor are received in such bank account later than 2:00 p.m., New York City time.

(d) Such purchase shall be expressly made without representation or warranty of any kind by the Senior Lenders as to the Senior Debt Obligations or otherwise and without recourse to the Senior Lenders, except that the Senior Lenders shall represent and warrant: (i) the amount of the Senior Debt Obligations being purchased, (ii) that the Senior Lenders own the Senior Debt Obligations free and clear of any liens or encumbrances created by them but without regard to ultimate enforceability and (iii) the Senior Lenders have the right to assign the Senior Loan Obligations pursuant to the terms of the Senior Loan Agreement. The Loan Parties hereby consent and agree, notwithstanding anything to the contrary in any Senior Loan Document or Subordinated Loan Document, to any sale or assignment made under this Section 26.

(e) In the event that Subordinated Creditor or any Subordinated Lender shall send to Senior Creditor the irrevocable notice of Subordinated Creditor’s and/or any Subordinated Lender’s intention to exercise the purchase option pursuant to Section 26(a), Senior Creditor shall not accelerate the date for payment of the Senior Debt Obligations or otherwise take any Collateral Enforcement Action or deliver a request to release Collateral pursuant to this Agreement; provided, that Senior Creditor’s agreement to forbear pursuant to this Section 26(e) shall terminate if (i) the purchase and sale with respect to the Senior Debt Obligations provided for in this Section 26 shall not have closed within the period set forth in Section 26(b) and Senior Creditor shall not have received payment in full of the purchase price as provided for in Section 26(b) within such period or (ii) an event that does not require prior written notice of acceleration under Section 26(a) exists.

(f) In connection with such purchase, Senior Creditor shall deliver to the Purchasing Creditors original counterparts of all of the Senior Creditor Agreement, the other Senior Loan Documents and related documentation in its possession, together with all original title policies and other instruments, documents and agreements which are related thereto which are reasonably requested by the Purchasing Creditors, and shall direct each Senior Lender to deliver its original promissory note or notes, if any, as directed by the Purchasing Creditors.

(g) The obligations of Senior Creditor and any Senior Lender under this Section 26 are subject to Subordinated Creditor or any Subordinated Lender providing Senior Creditor or any Senior Lender evidence reasonably requested by such party that Subordinated Creditor and any Subordinated Lender are compliant with applicable laws and regulations and that any purchase, sale or assignment under this Section 26 does not violate any applicable purchase, sale or assignment under this Section 26.

27.	NOTICES

Except as otherwise provided herein, all notices and service of process required, contemplated, or permitted hereunder or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given or delivered upon: (a) the earlier of actual receipt and three (3) business days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) transmission, when sent by facsimile transmission; (c) one (1) business day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.:

If to Senior Creditor:	HERCULES CAPITAL, INC.
Legal Department
Attention: Kristen C. Kosofsky
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
email: legal@herculestech.com, kkosofsky@htgc.com
Telephone: 650-289-3060

If to Subordinated Creditor:	NovaQuest Co-Investment Fund VIII, L.P.
Attention: Matthew Bullard
4208 Six Forks Road, Suite 920
Raleigh, NC 27609
Email: Matthew.Bullard@nqcapital.com;
Telephone: 919-459-8624

with a copy (which shall not constitute notice) to:

Wyrick Robbins Yates & Ponton LLP
Attention: Daniel S. Porper and Robert E. Futrell Jr.
4101 Lake Boone Trail, Suite 300
Raleigh, NC 27607
Email: dporper@wyrick.com and rfutrell@wyrick.com
Telephone: 919-781-4000

28.	SEVERABILITY

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

29.	GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to principles of conflict of laws that would cause the application of any laws other than the laws of such state.

30.	ASSIGNMENT

This Agreement shall be binding upon Subordinated Creditor and its respective successors and assigns, and shall inure to the benefit of and be enforceable by Senior Creditor and its successors and assigns.

31.	CONSENT

Senior Creditor hereby consents to the liens and other security interests in the Collateral for the Subordinated Debt and the indebtedness created or to be created under Subordinated Debt Agreement and other Subordinated Debt Documents and agrees that the grant or existence of such liens and other security interests and indebtedness does not and shall not constitute a default or an Event of Default under or a breach of the Senior Loan Documents or this Agreement. Subordinated Creditor hereby consents to the liens and other security interests in the Collateral for the Senior Debt and the indebtedness created or to be created under the Senior Creditor Agreement and other Senior Loan Documents and agrees that the grant or existence of such liens and other security interests and indebtedness does not and shall not constitute a default or an Event of Default under the Subordinated Debt Documents. In addition, Subordinated Creditor hereby agrees that any limitation or restriction in the Subordinated Debt Documents on any Loan Party’s ability to transfer, sell, assign, grant a security interest in, hypothecate, permit or suffer to exist any lien or other security interest, or transfer or encumber, any Intellectual Property (as defined in the Subordinated Debt Documents) that constitutes Collateral, or with respect to any Loan Party’s ability to agree with any other party to not do any of the foregoing, shall in no event prohibit any Loan Party from doing any of the foregoing with Senior Creditor (including agreeing with Senior Creditor that it will not do any of the foregoing without Senior Creditor’s consent).

32.	CONSENT TO JURISDICTION AND VENUE, AND MUTUAL WAIVER OF JURY TRIAL / JUDICIAL REFERENCE

All judicial proceedings (to the extent that the reference requirement of this Section 32 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents may be brought in any state or federal court located in the State of New York. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Southern District, New York City, State of New York; (b) waives any objection as to jurisdiction or venue in New York County, State of New York; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement following the exhaustion of all rights with respect to appeals relating thereto. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 27, and shall be deemed effective and received as set forth in Section 27. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

33.	COUNTERPARTS

This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

34.	ATTORNEYS’ FEES

In the event of any legal action to enforce the rights of a party under this Agreement, the party prevailing in such action shall be entitled, in addition to such other relief as may be granted, all reasonable costs and expenses, including reasonable attorneys’ fees, incurred in such action.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

HERCULES CAPITAL, INC.,

in its capacity as collateral/administrative agent for the Senior Lenders

By:	/s/ Zhuo Huang
Name:	Zhuo Huang
Title:	Associate General Counsel

[Signature Page to Intercreditor Agreement (Hercules/NovaQuest/Dermavant)]

NOVAQUEST CO-INVESTMENT FUND VIII, L.P.,

in its capacity as collateral/administrative agent for the Subordinated Lenders

By:	NQ POF V GP (Delaware), LLC
By:	NQ POF V GP, L.P., its sole member
By:	NQ POF V GP, Ltd., its general partner

By:	/s/ John L. Bradley. Jr.
Name:	John L. Bradley. Jr.
Title:	Director

[Signature Page to Intercreditor Agreement (Hercules/NovaQuest/Dermavant)]

Acknowledged and Agreed to by:

DERMAVANT SCIENCES LTD.,
as Intra-Group Lender and Intra-Group Debtor

By:	/s/ Todd Zavodnick
Name:	Todd Zavodnick
Title:	Principal Executive Officer

DERMAVANT HOLDINGS LIMITED,
as Intra-Group Lender and Intra-Group Debtor

By:	/s/ Martin Palmer
Name:	Martin Palmer
Title:	Director

DERMAVANT SCIENCES GMBH,
as Intra-Group Lender and Intra-Group Debtor

By:	/s/ Wenzel v. d. Heydte
Name:	Wenzel v. d. Heydte
Title:

DERMAVANT SCIENCES, INC.,
Intra-Group Lender and Intra-Group Debtor

By:	/s/ Todd Zavodnick
Name:	Todd Zavodnick
Title:	Chief Executive Officer

ROIVANT SCIENCES LTD.,
Intra-Group Lender and Intra-Group Debtor

By:	/s/ Marianne L. Romeo
Name:	Marianne L. Romeo
Title:	Head, Global Transactions & Risk Management

[Signature Page to Intercreditor Agreement (Hercules/NovaQuest/Dermavant)]